Exhibit 10.2

POLYPORE INTERNATIONAL, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of [DATE], is made and entered into by and between POLYPORE INTERNATIONAL, INC., a Delaware corporation (the “Company”), and [EXECUTIVE] (the “Executive”).

RECITALS:

I.                                        The Executive is a senior executive of the Company or a Subsidiary and has made and is expected to continue to make major contributions to the growth and financial strength of the Company;

II.                                   The Company recognizes that the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders;

III.                              The Company desires to assure itself of the continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

IV.                               The Company wishes to ensure that its senior executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company; and

V.                                    The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.                                      Certain Defined Terms.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)                                 “Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Cause” means that, prior to any termination pursuant to Section 3(b), the Executive shall have:

(i)                                     been convicted of a criminal violation involving fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary;

(ii)                                  committed intentional wrongful damage to tangible or intangible property of the Company or any Subsidiary; or

(iii)                               committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary.

For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Executive if the Executive is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail.  Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d)                                 “Change in Control” means the occurrence during the Term of any of the following events:

(i)                                     any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(1)                                 for purposes of this Section 1(d), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the

Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below;

(2)                                 if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 1(d)(i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(3)                                 a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(4)                                 if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii)                                  a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)                               the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)                              approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii).

(e)                                “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)                                “Good Reason” means the failure of the Company to remedy any of the following within 30 calendar days after receipt by the Company of written notice thereof from the Executive:

(i)                                     a material diminution in the Executive’s normal duties and responsibilities, including, but not limited to, the assignment without the Executive’s written consent of any diminished duties and responsibilities which are inconsistent with the Executive’s positions, duties and responsibilities with the Company immediately prior to a Change in Control, or a materially adverse change in the Executive’s reporting responsibilities or titles as in effect immediately prior to the Change in Control, whether or not resulting from an act of the Company or otherwise, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive’s employment for disability, retirement, or Cause or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii)                                  a reduction by the Company in the Executive’s Base Pay as in effect on the date hereof or as the same may be increased from time to time;

(iii)                               a reduction by the Company in the Executive’s Incentive Compensation Target as in effect on the date hereof or as the same may be increased from time to time;

(iv)                              the Company’s requiring the Executive, without the Executive’s written consent, to be based anywhere other than within fifty (50) miles of the Executive’s office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations immediately prior to the Change in Control;

(v)                                 the failure by the Company to continue in effect any investment plan, retirement plan, savings plan, supplemental retirement plan, deferred compensation plan, supplemental investment plan, life insurance plan, health and accident plan, disability plan or other welfare benefit plan in which the Executive was participating at the time of the Change in Control (or plans providing the Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive’s participation or materially reduce the Executive’s benefits or value under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive was then entitled in accordance with the Company’s normal vacation policy in effect on the date of the Change in Control; or

(vi)                              the failure by the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11 hereof.

(h)                                 “Incentive Compensation Target” means the percentage of the Executive’s Base Pay which is targeted as the Executive’s annual incentive bonus under the Company’s employee incentive plan.

(i)                                     “Incumbent Directors” means the individuals who, as of the date of this Agreement, are Directors of the Company and any individual becoming a Director subsequent to the date of this Agreement whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(j)                                    “Release Agreement” means an agreement, in substantially the form customarily used by the Company for similarly situated executives of the Company in similar instances, pursuant to which the Executive releases, to the extent permitted by law, all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.

(k)                                 “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.

(l)                                     “Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(m)                             “Term” means the period commencing as of the date hereof and expiring on January 1, 2016, with automatic one-year renewals thereafter unless either party notifies the other at least 120 days before the scheduled expiration date that the Term is not to renew; provided, however, that (i) if a Change in Control occurs during the Term, the Term will expire on, and no sooner than, the last day of the Severance Period; and (ii) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be an officer of the Company or an employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.  For purposes of this Section 1(m), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of the Executive’s employment between the Company and any Subsidiary, or among Subsidiaries.

(n)                                 “Termination Date” means (i) the date on which the Executive’s employment is terminated by the Company or any Subsidiary or (ii) the date on which the Executive terminates his or her employment pursuant to Section 3(b).

(o)                                 “Voting Stock” means at any time, the then-outstanding securities entitled to vote generally in the election of directors of the Company.

2.                                      Operation of Agreement.  This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3(c), the payments and benefits provided under this Agreement will not be payable unless and until a Change in Control occurs.  Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

3.                                      Termination Following a Change in Control.

(a)                                 If a Change in Control occurs and the Executive’s employment is terminated by the Company or a Subsidiary during the Severance Period (or pursuant to Section 3(c)), the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i)                                   The Executive’s death;

(ii)                                The Executive’s having become unable (as determined by the Board in good faith), with or without reasonable accommodations, to regularly perform the Executive’s duties by reason of illness or incapacity; or

(iii)                             Cause.

(b)                                 In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.

(c)                                  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 120 days prior to the date on which the Change in Control occurs, the Executive’s employment with the Company is terminated by the Company other than as described in Section 3(a)(i), 3(a)(ii) or 3(a)(iii), such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement and, in addition, the Company will be required to pay to the Executive in a lump sum in cash within ten (10) business days after such Change in Control (subject to Section 4(b)), the sum of: (1) the difference between the fair market value of a common share of the Company and the exercise price of each outstanding stock option held by the Executive that was forfeited as a result of the Executive’s termination of employment multiplied by the number of shares underlying each stock option held by the Executive that was forfeited as a result of the Executive’s termination of employment and (2) the fair market value of a common share of the Company multiplied by the number of shares underlying each share of restricted stock and each performance share and other equity award held by the Executive that was forfeited as a result of the Executive’s termination of employment.  For this purpose, the “fair market value of a common share of the Company” shall be deemed to be the price per share paid in connection with the Change in Control.

(d)                                 A termination of employment pursuant to Section 3(a), 3(b) or 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any Subsidiary providing employee benefits, which rights will be governed by the terms thereof; provided, however, that if upon termination of employment, the Executive is entitled to severance compensation or benefits under this Agreement and pursuant to any employment or severance agreement or employee plan (an “Employment Agreement”), the Executive will be entitled to severance benefits under either this Agreement or such Employment Agreement, whichever agreement provides for greater benefits, but will not be entitled to benefits under both agreements.

4.                                      Severance Compensation.

(a)                                 If, following the occurrence of a Change in Control, the Company or a Subsidiary of the Company terminates the Executive’s employment during the Severance Period other than as described in Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or because the Executive terminates the Executive’s employment pursuant to Section 3(b), subject to Section 4(b), the Company will be obligated to make the following payments and provide the following benefits to the Executive; provided that if payment to the Executive of any amount pursuant to this Section 4(a) would constitute a “deferral of compensation” under Section 409A of the Code and if the Executive’s termination does not constitute a “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, then payment of such amount shall be made, to the extent necessary to comply with Section 409A of the Code and subject to Section 4(b), to the Executive on the later of (i) the payment date identified below in the applicable paragraph of this Section 4(a) or (ii) on the earlier of (A) the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, (B) the Executive’s disability (within the meaning of Section 409A of the Code), (C) a change in control of the Company within the meaning of Section 409A of the Code or (D) the Executive’s death.

(i)                                     The Executive will be entitled to receive: (i) on the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), any Base Pay which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and payment for any unexpired vacation days which have accrued under the Company’s or a Subsidiary’s vacation policy but are unused, as of the date of termination of the Executive’s employment, (ii) any plan benefits which by their terms extend beyond termination of the Executive’s employment (but only to the extent provided in any such benefit plan in which the Executive has participated as an employee of the Company or a Subsidiary and excluding, except as hereinafter provided in this Section 4, any severance pay program or policy of the Company or a Subsidiary), and (iii) subject to Section 4(a)(ii) below, payments or benefits payable pursuant to the terms of any annual and/or long-term incentive plan of the Company or a Subsidiary in accordance with the terms thereof.  In addition, the Executive shall be entitled to the additional benefits and amounts described in the succeeding subsections of this Section 4, in the circumstances described in such subsections.

(ii)                                On the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), the Executive will be entitled to receive a lump sum cash payment in an amount equal to the greater of (A) the Executive’s target or actual annual bonus for the fiscal year in which the Termination Date occurs or (B) the Executive’s target or actual annual bonus for the fiscal year in which the Change in Control occurs, pro-rated for the number of full months that the Executive was employed during such fiscal year (i.e., the annual bonus shall be multiplied by a fraction, the numerator of which is the number of full months during which the Executive was actively employed by the Company in the relevant fiscal year and the denominator of which is 12).

(iii)                             On the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), the Executive will be entitled to receive a lump sum cash payment in an amount equal to [two (2)][three (3)] times the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) annual bonus (in an amount equal to the greatest of the Executive’s (1) target or actual annual bonus for the year in which the Termination Date occurs; (2) target or actual annual bonus for the year in which the Change in Control occurs; or (3) average actual bonus for the three full fiscal years prior to the year in which the Termination Date occurs).

(iv)                            For a period of [twenty-four (24)][thirty-six (36)] months following the Termination Date (the “Continuation Period”), the Executive will be entitled to continued participation in all Company benefits provided to the Executive immediately prior to the date of the Change in Control, at the same employee contribution levels, as if the Executive remained employed by the Company through the Continuation Period, including but not limited to the Company’s medical, dental, vision, long-term disability and life insurance plans (excluding benefits under the executive death benefit plan), employer basic and matching 401(k) and deferred savings plan contributions, car allowance, dues payments, financial and tax planning allowance,  (the “Benefit Plans”), subject to the terms and conditions of the Benefit Plans, including, but not limited to, timely payment of any employee contributions necessary to maintain participation; provided, however, that (A) such coverage shall be provided only to the extent that such coverage would not be considered “deferred compensation” subject to the requirements of Section 409A of the Code; and (B) the Executive’s continued participation in the Benefit Plans during the Continuation Period shall satisfy the Benefit Plans’ obligation, if any, to provide the Executive the right to continuation coverage under the Benefit Plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.  For clarity and not in limitation of any benefits provided under this paragraph, the Executive will be deemed to be an employee of the Company during the Continuation Period for determination of the Executive’s eligibility for retiree benefits plans, including but not limited to retiree medical benefits under the Company’s Group Medical Plan.  For example, if an employee is required to be age 55 and have ten years of service to be eligible under a retiree benefit plan of the Company, and at the beginning of the Continuation Period, the Executive is age 54 and has nine years of service, upon reaching age 55 and the tenth anniversary of the Executive’s service to the Company, the Executive will be eligible to participate under the retiree benefit plan, as if the Executive had remained in the employ of the Company throughout the Continuation Period.

(v)                               If the terms of any of the Benefit Plans prohibit the Executive’s continued participation in the plan during any portion of the Continuation Period, on the sixty-first (61st) day after the Termination Date (subject to Sections 4(a) and 4(b)), the Executive will be entitled to receive a lump sum cash payment in an amount equal to the present value of continued participation in the Benefit Plans for the period during which the Executive would otherwise have been entitled to participate in the plan.

(vi)                            On the Termination Date, any outstanding but unexercised stock options held by Executive under any of the Company’s equity compensation plans and programs will be immediately exercisable, and any unvested restricted stock held by Executive under any of the Company’s equity compensation plans and programs will be immediately vested and free of all restriction.  In addition, all such stock options will continue to be exercisable for the shorter of (1) the original term of the stock options; or (2) the longer of the Continuation Period or, if the Executive has attained age 55 and has achieved ten years of service to the Company (including, for this purpose, years of service credited during the Continuation Period) at any time prior to the end of the Continuation Period, three years after the Termination Date.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, if any payment, reimbursement, or the provision of any benefit under this Agreement that is paid or provided upon the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code would constitute a “deferral of compensation” under Section 409A of the Code and the Executive is a “specified employee” (as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code) on the date of the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, the Executive (or the Executive’s beneficiary) will receive payment or reimbursement of such amounts or the provision of such benefits upon the earlier of (i) the first day of the seventh month following the date of the Executive’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or (ii) the Executive’s death.

(c)                                  Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column.  Such interest will be payable as it accrues on demand.  Any change in such prime rate will be effective on and as of the date of such change.

5.                                      Section 280G.  The amounts payable to the Executive under Section 4 may be adjusted as set forth in this Section 5 if the sum (the “combined amount”) of the amounts payable under Section 4 and all other payments or benefits which the Executive has received or has the right to receive from the Company which are defined in Section 280G(b)(2)(A)(i) of the Code, would, but for the application of this Section 5, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).  In such event, the combined amount shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a parachute payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  To the extent the reduction referred to in the second sentence of this Section 5 applies, such reduction shall be made to the combined amount by reduction of the aggregate amount of the lump sum payments described in Sections 4(a)(ii), 4(a)(iii) and 4(a)(v) of this Agreement and, to the extent further reductions are required, in such payments due to the Executive as the Company may determine.  Any determinations required to be made under this Section 5 shall be made by an independent accounting firm selected by the Executive, which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination or such earlier time as is requested by the Company, and shall be made at the expense of the Company.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.  If at any time subsequent to payment, the independent accounting firm believes that amounts that have been paid or distributed by the Company to or for the benefit of the Executive should not have been paid or distributed, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the independent accounting firm believes has a high probability of success (an “Overpayment”), the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate; provided, however, that no amount shall be payable by Executive to the Company to the extent the payment would not either reduce the amount on which the Executive is subject to tax  or generate a refund of such tax.  If the independent accounting firm determines that additional amounts could have been paid or distributed to or for the benefit of the Executive (an “Underpayment”), the Underpayment shall be paid within sixty (60) days following the date on which the Underpayment is determined together with interest at the applicable federal rate.

6.                                      No Mitigation Obligation.  The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date.  Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

7.                                      Legal Fees and Expenses.

If it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding.  Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay to the Executive and be financially responsible for reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with claims made in good faith but only if, and to the extent and at the earliest date(s) that, such actions are determined to be permitted without violating Section 409A of the Code.  Such payments will be made after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.  Notwithstanding the foregoing, any such reimbursement shall be for expenses incurred during the Executive’s lifetime and shall be made no later than the last day of the Executive’s tax year following the tax year in which the Executive incurs the expense.  In no event will the amount of expenses eligible for reimbursement by the Company in one year affect the amount of expenses eligible for reimbursement to be provided in any other taxable year.

8.                                      Competitive Activity; Confidentiality; Nonsolicitation.

(a)                                 Acknowledgements and Agreements.  The Executive hereby acknowledges and agrees that in the performance of the Executive’s duties for the Company during the Executive’s employment, the Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company throughout the United States.  The Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 8(i) of this Agreement, gained by the Executive during the Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company.  The Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that the Executive not compete with the Company during the Executive’s employment and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

(b)                                 Covenants During Employment.  During the Executive’s employment, the Executive will not compete with the Company anywhere that the Company conducts its business.  In accordance with this restriction, but without limiting its terms, during the Executive’s employment, the Executive will not:

(i)                                   enter into or engage in any business which competes with the business of the Company;

(ii)                                solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company;

(iii)                             divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(iv)                            promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.

(c)                                  Covenants Following Termination.  If, during the Severance Period, the Executive’s employment is terminated entitling the Executive to payments and benefits under Section 4 of this Agreement, for a period of [two (2)][three (3)] years following the termination of the Executive’s employment, the Executive will not:

(i)                                   enter into or engage in any business which competes with the Company’s business worldwide;

(ii)                                solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s business worldwide;

(iii)                             divert, entice or otherwise take away any customers, business, patronage or orders of the Company worldwide, or attempt to do so; or

(iv)                            promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business within the United States.

(d)                                 Indirect Competition.  For the purposes of Sections 8(b) and 8(c), but without limitation thereof, the Executive will be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive’s own account, or indirectly as a general partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a limited partner, member or stockholder of any limited partnership, limited liability company, or corporation in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the limited partnership interests, limited liability company interests or outstanding stock, as the case may be.

(e)                                  The Company.  For purposes of this Section 8, the Company shall include any and all Subsidiaries.

(f)                                   The Company’s Business.  For the purposes of Sections 8(b), 8(c), 8(j) and 8(k), the Company’s business is defined to be the development, manufacture, marketing and sale of microporous membranes used in separation and filtration processes.

(g)                                  Non-Solicitation.  Until the expiration of [two (2)][three (3)] years following the Termination Date, the Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its Subsidiaries to terminate their employment, representation or other association with the Company and/or its Subsidiaries.

(h)                                 Further Covenants.

(i)                                   The Executive will keep in strict confidence, and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, directly or indirectly, at any time during or after the Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or non-public confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how the Executive may have acquired such information before or during employment.  The Executive specifically acknowledges that all such non-public confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the Executive’s mind or memory and whether compiled by the Company and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Executive during the Executive’s employment with the Company (except in the course of performing the Executive’s duties and obligations to the Company) or after the termination of the Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)                                The Executive agrees that upon termination of the Executive’s employment with the Company, for any reason, the Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 8(h)(i) of this Agreement.  In the event that such items are not so returned, the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(i)                                     Discoveries and Inventions; Work Made for Hire.

(i)                                   The Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of the Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by the Executive while in the Company’s employ with the use of the Company’s time, material or facilities or in any way within or related to the existing or contemplated scope of the Company’s business.  Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during the Executive’s employment and made, conceived or suggested by the Executive, either solely or jointly with others, within two (2) years following termination of the Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities.  Upon request by the Company with respect to any such discoveries, inventions or improvements, the Executive will execute and deliver to the Company, at any time during or after the Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(ii)                                Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(j)                                    Communication of Contents of Agreement.  During the Executive’s employment and for [two (2)][three (3)] years thereafter, the Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which the Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

(k)                                 Relief.  The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Agreement would be inadequate.  The Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 8(b), 8(c), 8(h), 8(i) and 8(j) of this Agreement, without the necessity of proof of actual damage.

(l)                                     Reasonableness.  The Executive acknowledges that the Executive’s obligations under this Section 8 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if the Executive was to violate such obligations.  The Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Executive acknowledges constitutes good, valuable and sufficient consideration.

9.                                      Employment Rights.  Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

10.                               Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

11.                               Successors and Binding Agreement.

(a)                                 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)                                 This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)                                  This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b).  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12.                               Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13.                               Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

14.                               Validity.  If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid or otherwise unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid or otherwise unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.

15.                               Miscellaneous.

(a)                                 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(b)                                 Subject to Section 3(d), this Agreement supersedes, as of the date first above written, any prior agreements providing for severance payments and benefits following a Change in Control, including any existing Change in Control Severance Agreement between the Executive and the Company (the “Prior Agreements”).  The Executive agrees that he or she has no further rights under the Prior Agreements. For clarity, this Agreement shall have no effect on any agreement providing for severance payments and benefits in the event of a separation from the Company other than as a result of a Change in Control.

(c)                                  The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement.  References to Sections are to Sections of this Agreement.  Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

16.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provision had never been contained herein.

17.                               Survival.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(d), 4, 5, 7, 8, 10, 11(b), 16 and 17 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

18.                               Beneficiaries.  The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 12.  In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

19.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

20.                               Release Agreement.  No payments shall be made under Section 3(c) and Section 4 hereof (other than Section 4(a)(i)) unless the Executive, on or before the 60th day following the Executive’s Termination Date, (a) signs and returns a Release Agreement within the number of days that the Company determines is required under applicable law, but in no event more than forty-five (45) days after the Company delivers the Release Agreement to the Executive and (b) does not revoke such Release Agreement within the time period provided therein, such time period not to exceed seven (7) days.  If the Executive becomes entitled to payments under Section 4 hereof (other than Section 4(a)(i)), the Company shall deliver to the Executive a copy of the Company’s standard form of Release Agreement within seven (7) days of the Executive’s Termination Date.

21.                               Representations.  The Executive represents and warrants to the Company that upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  The Company represents and warrants to the Executive that upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

22.                               Section 409A of the Code.  Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Executive.  This Agreement shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

POLYPORE INTERNATIONAL, INC.

By:
Name:
Title:

Executive